UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Protalix BioTherapeutics, Inc.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 18, 2017

Dear Stockholder,

You recently received proxy materials in connection with the Special Meeting of Stockholders of Protalix BioTherapeutics, Inc. to be held on October 19, 2017. According to our records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

We are asking our stockholders to vote on the following ballot items:

1.	To approve, in accordance with Section 713(a) of the NYSE American Company Guide, the potential issuance of shares representing in excess of 19.9% of our pre-transaction total shares of common stock outstanding that may result from the conversion of, or payment of accrued interest or make-whole payments on, the 7.50% Senior Secured Convertible Notes Due 2021 we issued on July 25, 2017 and the 4.50% Senior Convertible Notes Due 2022 we issued on July 25, 2017.

2.	To approve an amendment to our Certificate of Incorporation, as amended, to increase the number of shares of our common stock, par value $0.001 per share, authorized for issuance from 250,000,000 to 350,000,000.

You should refer to the proxy materials previously mailed to you for additional information on this matter.

Our Board of Directors unanimously recommends a vote “FOR” the proposals referenced above.

For the proposal amending the certificate of incorporation, an affirmative vote of a majority of all outstanding shares is required for adoption. Therefore, if you do not respond or fail to instruct your bank, broker or other nominee with respect to the above proposals, it may have the same effect as a vote “AGAINST”.

Please vote your shares now so that your vote can be counted without delay. Voting is easy and convenient. Please refer to the enclosed vote instruction form for further details on how to vote either electronically or by mail.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitation agent, Alliance Advisors, toll-free at 833-501-4837.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

IF YOU HAVE RECENTLY MAILED YOUR VOTE INSTRUCTION FORM
OR CAST YOUR VOTE BY PHONE OR INTERNET,
PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.